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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
        of the Securities Exchange Act of 1934 or Suspension of Duty to
                File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934
                        Commission File Number 000-22775

                                NEWRIDERS, INC.
                        --------------------------------
             (Exact name of Registrant as specified in its charter)

                        567 San Nicolas Drive, Suite 400
                        Newport Beach, California 92660
                                 (714) 718-4630
        (Address of and telephone number of Principal Executive Offices)

                    Common Stock, $.001 par value per share
             -----------------------------------------------------
           (Titles of each class of securities covered by this Form)

                                      None
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      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]               Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(1)(ii)  [ ]               Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(i)   [ ]               Rule 12h-3(b)(2)(ii)  [ ]
     Rule 12h-4(a)(2)(ii)  [ ]               Rule 15d-6            [ ]
     Rule 12h-3(b)(1)(I)   [ ]

     Approximate number of holders of record as of the certification or notice date: One(1)
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     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: September 29, 1998              NEWRIDERS, INC.

                                      By:  /s/ William E. Prather
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                                           William E. Prather,
                                           Chief Executive Officer and President